Fund Mergers

On February 20, 2004 the shareholders of the below Lindner Funds approved the agreement and plan of reorganization providing for the transfer of assets and assumption of liabilities of the Lindner Funds to the corresponding Hennessy Funds.
On February 27, 2004 the merger was transacted. The following table illustrates the specifics of the tax free mergers:

Acquired Lindner Fund	Acquiring Hennessy Fund	Acquired Funds Net Assets		Shares issued to Shareholders of Acquired Fund	Acquiring Funds Net Assets	Combined Net Assets
Small Cap Growth	Cornerstone Growth	$ 7,133,897	(1)	369,776	$ 943,247,388	$ 958,599,460
Communications	Cornerstone Growth	$ 8,218,175	(2)	425,974	$ 943,247,388	$ 958,599,460
Growth & Income	Cornerstone Value	$ 179,367,979	(3)	14,615,807	$ 25,954,467	$ 205,322,446

(1) Includes capital loss carryovers in the amount of $1,013,022.
(2) Includes capital loss carryovers in the amount of $14,123,865.
(3) Includes capital loss carryovers and unrealized appreciation in the amount of $128,477,426 and $942,674, respectively.